EXHIBIT 99.1

Union Membership Rejects Labor Contract at Stillwater Mine and Columbus Processing Facility

BILLINGS, Mont., June 11, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) reported today that union employees at the Company's Stillwater Mine and Columbus processing facility, represented by the USW International Union Local 11-0001, have failed to ratify the tentative labor agreement reached on May 27, 2015. The Negotiating Committee for the Union and the representative for USW International had unanimously recommended that their members approve the tentative agreement.

Commenting on the outcome of the vote, Mick McMullen, the Company's President and Chief Executive Officer stated, "We are disappointed that the tentative agreement was not ratified. Based on this decision by the union members, Company management is considering all alternatives to create a situation that will best promote the long-term economic viability of operations at the Stillwater Mine and Columbus processing facility. The current contract will expire at midnight on June 12, 2015. The Company will meet its obligations and work with the Negotiating Committee for the Union and the representative for USW International in an effort to find a solution that is reasonable for all stakeholders."

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

CONTACT: Mike Beckstead
         (406) 373-8971
         investor-relations@stillwatermining.com